Exhibit 10.1
COMMERCIAL VEHICLE GROUP, INC.
2007 BONUS PLAN
Formula for Participants
BONUS = (Base Salary * BF1 * BF2 * BF3)
Bonus Factor (BF) 1 is the factor awarded to participants in the plan (percent of base salary).
Bonus Factor (BF) 2 makes up 50% of the bonus calculation and is defined differently for each level of participation. Executive Management will be based on 100% Net Income for CVG, Inc. Senior Management will be based on 60% Net Income of CVG, Inc. and 40% Global Growth/Sales for CVG, Inc. All other participants will be based on 25% Net Income and 75% combined EBITDA of CVG, Inc. Both Net Income and EBITDA performance for CVG, Inc. for the year shall be calculated after all applicable bonus expenses for the year are reflected and accrued at the end of the current year.
The threshold level for a payout is based on the minimum acceptable performance of the company and is set at 75% of the current year targets. Achieving 75% of the current year targets would result in a 75% payout. The projected maximum potential payout for this year is set at 125% for reaching 125% of current year targets. In the event that the company does not attain its 75% threshold on the established targets for the current year, or should the company exceed 125% of its plan targets for the current year, subject to approval bonuses may be suspended, prorated or increased as appropriate.
Bonus Factor (BF) 3 makes up the remaining 50% of the bonus calculation and consists of a mix of measurements specific to each participant’s responsibilities and to reflect the results necessary for continued growth. BF3 Goals will be in support of operating targets for the 2007 business plan in each participant’s functional area. Unless otherwise noted, BF3 factors are equally weighted and results are combined as an average to calculate this factor. Objectives for each position are mandatory and assigned through the performance appraisal process as the business dictates. They must be critical to the company’s immediate and long-term priorities and represent a significant effort on the individual’s part. They should be measurable and must be approved by the individual’s immediate manager subject to final CEO and CFO approval.
The BF3 portion of each individual’s bonus calculation shall be independent of his or her related BF2 measurement. For example, if the participant’s BF2 formula presents a payout of 110% for the given year (via Net Income and/ or EBITDA); the maximum BF3 potential for any individual may be more or less than 110%, depending upon the individual’s achievements. Management reserves the right to review and approve, at its sole discretion, all BF3 percentages for all incentive plan participants except for Executive Management, which must be approved by the Compensation Committee. As a result of the difficulty in predicting the 2007 truck build due to EPA engine requirements, BF3 factors may be adjusted, with appropriate approval.